Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the First Quarter,
Provides Revised 2010 FFO Guidance

FARMINGTON HILLS, Mich. – (BUSINESS WIRE) – April 27, 2010 -- Ramco-Gershenson Properties Trust (NYSE:RPT) today announced results for the quarter ended March 31, 2010 and revised 2010 guidance.

First Quarter Highlights:

•	Portfolio 90.5% leased at quarter-end
•	Staples lease signed to replace fourth Linens ‘n Things vacancy
•	Delivered three redevelopment projects anchored by Ross Dress For Less, Beall’s and CVS
•	New 10-year CMBS financing of $31.3 million for properties in Michigan and Ohio

“Our first quarter was a very active and productive period on many fronts.  In a continuing volatile market, our management team has done a good job of keeping our shopping centers leased,” said Dennis Gershenson, President and Chief Executive Officer.  “We are encouraged by recent improvements in the financial markets, evidenced by our new 10-year CMBS loan completed in March.  Improving our balance sheet, leasing our vacancies and completing our value-added redevelopments remain top priorities for 2010.”

Funds from operations (FFO) for the three months ended March 31, 2010 was $8.5 million, or $0.25 per diluted share, as compared to FFO of $11.9 million, or $0.55 per diluted share for the same period in 2009.  The first quarter 2010 FFO results included $2.7 million, or $0.08 per diluted share, of non-cash impairment charges resulting from other-than-temporary declines in the fair market value of various equity investments in joint ventures.  Excluding the $2.7 million non-cash impairment charge, FFO for the three months ended March 31, 2010 was $11.2 million, or $0.33 per diluted share.

Net income (loss) attributable to RPT common shareholders for the three months ended March 31, 2010 was $(0.7) million or $(0.02) per diluted share, compared to $2.3 million or $0.12 per diluted share for the same period in 2009.

Operating Statistics

As of March 31, 2010, the Company owned equity interests in 88 retail shopping centers totaling approximately 19.8 million square feet, consisting of 55 wholly-owned properties and 33 properties held through joint ventures.  At quarter-end, the portfolio was 90.5% leased and 89.5% occupied.  The decrease in occupancy is primarily due to two previously disclosed anchor closures totaling approximately 200,000 square feet that took place during the quarter.

During the first quarter of 2010, the Company executed 20 new leases in its core portfolio totaling 140,170 square feet at an average rental rate of $11.11 per square foot, representing a 3.8% decrease from prior rents on a same-space cash basis.  Also during the first quarter, the Company renewed 89 leases in its core portfolio encompassing 590,303 square feet for an average rental rate decrease of 15.0% to $9.66 per square foot on a cash basis.  Excluding three short-term anchor lease extensions, the Company renewed 86 leases for an average rental rate decrease of 8.7% to $11.54 per square foot on a cash basis.

At quarter-end, the Company had 49 properties in its wholly-owned, same-center portfolio, representing all centers not undergoing redevelopment that have been owned and operated for the same three and twelve month periods during each year. On a same-center basis, occupancy was 91.4% compared to 93.6% at March 31, 2009.  For the first quarter, same center net operating income (NOI) decreased 1.8% compared to March 31, 2009.

Development

During the first quarter, the Company determined to discontinue capitalizing interest costs and real estate taxes associated with its development projects based on a thorough review of the opening schedules for the proposed anchors.  The Company anticipates capitalizing these costs when internal pre-leasing hurdles have been met and the developments are set to commence. In addition, the Company consolidated its joint venture investment in Hartland Towne Square onto the Company’s balance sheet.  At the end of the first quarter, the Company had investments in land held for development of $96.3 million.

Redevelopment

During the first quarter, the Company delivered three redevelopment projects.  The Company expects to generate a stabilized return of 13.2%, based on incremental NOI of $542,000 and incremental costs of $4.1 million.

At the end of the quarter, five redevelopment projects remain in the pipeline.  It is anticipated that the Company will spend an additional $5.8 million to complete these projects during 2010.  The Company’s total cost for these projects is estimated to be $22.3 million with an expected return on incremental cost of 12.1%.

Balance Sheet

In March, the Company closed on a new $31.3 million CMBS loan secured by its West Oaks II shopping center in Novi, Michigan and its Spring Meadows Place center in Holland, Ohio.  The $31.3 million financing represents a loan to value of approximately 60% for the two properties and has a ten year term with a fixed interest rate of 6.5%. Proceeds from the loan were used primarily to reduce borrowings on the Company's revolving line of credit.  At quarter-end the Company had $82.5 million of availability under its revolving line of credit.

At March 31, 2010, the Company’s total market capitalization equaled $942.9 million, comprised of 33.9 million shares of common stock (or equivalents) valued at $382.3 million, and $560.6 million of net debt.  Its ratio of net debt to total market capitalization was 59.5%.  At quarter-end debt to EBITDA was 7.67x compared to 8.20x for the same period in 2009.

Dividend

On April 1, 2010, the Company paid a cash dividend of $0.16325 per common share to shareholders of record on March 20, 2010 for first quarter ended March 31, 2010.   The quarterly dividend represents an annualized dividend rate of $0.65.  The Company’s non-cash FFO payout ratio for the first quarter was 65.1%.

2010 Guidance

The Company has revised its 2010 FFO and earnings guidance to reflect management’s determination to discontinue capitalizing interest costs and real estate taxes at its development projects.  The Company expects FFO per diluted share, excluding impairment charges, to be in a range of $1.04 to $1.12 and earnings per diluted share to be in a range of $0.09 and $0.17.

The following table reconciles the Company’s current FFO guidance to its previous guidance:

FFO per Diluted Share - Previous Guidance	$1.12	$1.24

Expensing of Development Costs	$(0.12)	$(0.12)
Non-Cash Impairment of Equity Investment in Joint Ventures	(0.08)	(0.08)
Cost Savings / Minimum Rent (1)	0.04	--
FFO per Diluted Share - Current Guidance	$0.96	$1.04

Addback: Non-Cash Impairment Charge	0.08	0.08
FFO per Diluted Share Excluding Impairments-Current Guidance	$1.04	$1.12

(1) Reflects upward adjustment to low end of prior range based upon revised outlook.

The Company will provide further details on guidance as part of its earnings conference call scheduled for April 28, 2010.

Conference Call/Webcast

Ramco-Gershenson Properties Trust will host a live broadcast of its first quarter conference call on Wednesday, April 28, 2010, at 9:00 a.m. Eastern Time, to discuss its first quarter financial and operating results.  The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-0778, no pass code.  A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (pass code-Account #286, Conference ID # 348525), for one week.

Supplemental Materials

The Company’s supplemental financial package is available on its corporate web site at www.rgpt.com in the investor info section, SEC filings tab. If you wish to receive a copy via email, please send requests to dhendershot@rgpt.com.

About Ramco-Gershenson Properties Trust

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.  The Trust owns interests in 88 shopping centers totaling approximately 19.8 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois.  For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties.  Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions.  Certain factors could occur that might cause actual results to vary, the ongoing U.S. recession, the existing global credit and financial crisis and other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, adverse changes in the retail industry, our continuing to qualify as a REIT and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust: Dawn Hendershot, 248-592-6202 Director of Investor Relations and Corporate Communications

Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended March 31,

	2010	2009

Revenues:
Minimum rents	$20,574	$21,260
Percentage rents	78	253
Recoveries from tenants	7,812	9,038
Other property income	1,236	201
Fees and management income	1,121	1,129
Total revenues	30,821	31,881

Expenses:
Real estate taxes	4,528	4,620
Recoverable operating expenses	3,979	4,521
Other property operating expenses	1,047	989
Depreciation and amortization	7,787	7,765
General and administrative	3,983	3,980
Total expenses	21,324	21,875

Income (loss) from continuing operations before other income and expenses	9,497	10,006

Other income and expenses:
Other income (expense)	(330)	153
Gain (loss) on sale of real estate assets	-	348
Earnings (loss) from unconsolidated entities	867	520
Interest expense	(8,734)	(8,104)
Impairment charge on unconsolidated joint ventures	(2,653)	-
Restructuring costs, impairment of real estate assets and other items	-	(380)
Income (loss) from continuing operations	(1,353)	2,543

Discontinued operations:
Income from operations	-	87
Income from discontinued operations	-	87

Net income (loss)	(1,353)	2,630
Less: Net (income) loss attributable to noncontrolling interest	670	(380)
Net income (loss) attributable to Ramco-Gershenson Properties
Trust ("RPT") common shareholders	$(683)	$2,250

Amounts attributable to RPT common shareholders:
Income (loss) from continuing operations	$(683)	$2,175
Income from discontinued operations	-	75
Net income (loss)	$(683)	$2,250

Basic weighted average common shares outstanding	31,020	18,609
Diluted weighted average common shares outstanding	31,020	18,609

Basic earnings per RPT common share	$(0.02)	$0.12
Diluted earnings per RPT common share	$(0.02)	$0.12

Calculation of Funds from Operations
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Calculation of Funds from Operations:
Net income (loss) attributable to RPT common shareholders	$(683)	$2,250
Add:
Rental property depreciation and amortization expense	7,585	7,591
Pro rata share of real estate depreciation from
unconsolidated joint ventures	1,676	1,692
Noncontrolling interest in Operating Partnership	(69)	380

Funds from operations available to RPT common shareholders,
assuming conversion of Operating Partnership units	$8,509	$11,913

Weighted average common shares	31,020	18,609
Shares issuable upon conversion of Operating Partnership units	2,902	2,919
Dilutive effect of securities	-	-
Weighted average equivalent shares outstanding, diluted	33,922	21,528	[1]

Funds from operations available to RPT common shareholders,
per diluted share	$0.25	$0.55	[1]
Impairment charge on unconsolidated joint ventures	0.08	-
Funds from operations available to RPT common shareholders,
excluding impairment charge, per diluted share	$0.33	$0.55

[1]  Reflects correction for additional weighted average equivalent shares outstanding at March 31, 2009.
       FFO per diluted share previously reported as $0.56 for the three months ended March 31, 2009.

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT.  Under the NAREIT definition, FFO represents net income attributable to common shareholders, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains (losses) on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures.  FFO should not be considered an alternative to GAAP net income attributable to common shareholders as an indication of our performance.   We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs.  However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009

ASSETS
Investment in real estate, net	$829,004	$804,295
Cash and cash equivalents	4,778	8,800
Restricted cash	4,967	3,838
Accounts receivable, net	30,278	31,900
Notes receivable from unconsolidated entities	763	12,566
Equity investments in unconsolidated entities	94,462	97,506
Other assets, net	37,793	39,052

Total Assets	$1,002,045	$997,957

LIABILITIES AND SHAREHOLDERS' EQUITY
Mortgages and notes payable	$565,421	$552,551
Accounts payable and accrued expenses	21,505	26,440
Distributions payable	5,501	5,477
Capital lease obligation	6,855	6,924
Total Liabilities	599,282	591,392

SHAREHOLDERS' EQUITY
Ramco-Gershenson Properties Trust ("RPT") shareholders' equity:
Common shares of beneficial interest	310	309
Additional paid-in capital	486,434	486,731
Accumulated other comprehensive loss	(1,701)	(2,149)
Cumulative distributions in excess of net income	(123,415)	(117,663)
Total RPT Shareholders' Equity	361,628	367,228
Noncontrolling interest	41,135	39,337
Total Shareholders' Equity	402,763	406,565

Total Liabilities and Shareholders' Equity	$1,002,045	$997,957